Exhibit 99.4
CONSENT OF JEFFERIES & COMPANY, INC.

     We hereby consent to (i) the inclusion of our opinion letter, dated August 5, 2008, to the Board of Directors of Arlington Tankers Ltd. as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 to be filed by Galileo Holding Corporation relating to the proposed combination of Arlington Tankers Ltd. and General Maritime Corporation (the “Registration Statement”), and (ii) references to such opinion in such Registration Statement under the captions “Summary—Opinions of Financial Advisors Presented to the Boards of Directors—Arlington,” “The Proposed Transaction—Background of the Proposed Transaction,” “The Proposed Transaction—Recommendation of the Arlington Board; Arlington’s Reasons for the Proposed Transaction” and “The Proposed Transaction—Opinion of Arlington’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ JEFFERIES & COMPANY, INC.

JEFFERIES & COMPANY, INC.

New York, NY
October 3, 2008